Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2023 First Quarter Results

  Delivered Record First Quarter Revenue of $1.5 Billion, an Increase of 2% Versus Prior Year on a Reported Basis and Over 5% in Constant Currency
  Fueled International Growth of 4% Versus Prior Year on a Reported Basis and 11% in Constant Currency
  Achieved Diluted EPS of $0.79, Ahead of Guidance
  Maintained Fiscal 2023 Earnings Expectation Excluding Incremental Currency Headwinds
  Remains on Track to Return a Total of $1 Billion to Shareholders in Fiscal 2023

Link to Download Tapestry’s Q1 2023 Earnings Presentation, Including Brand Highlights

NEW YORK--(BUSINESS WIRE)--November 10, 2022--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of iconic accessories and lifestyle brands consisting of Coach, Kate Spade, and Stuart Weitzman, today reported results for the fiscal first quarter ended October 1, 2022.

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., said, “Our results exceeded expectations despite the more challenging backdrop, demonstrating the strength of our iconic brands, the agility of our operating model, and the consistent execution of our global teams. We delivered record first quarter revenue, led by International growth, and drove AUR gains in our core categories. At the same time, we continued to invest in our brands and business, while returning cash to shareholders, underscoring our confidence in the significant runway ahead over our planning horizon.”

“Moving forward, although the environment is uncertain, our foundation is strong and the clarity of our vision is unchanged. We will continue to be disciplined in advancing our strategic objectives through an unwavering focus on the consumer and a commitment to innovation. Importantly, our competitive advantages and transformation into a more nimble and responsive organization position us to drive sustainable, long-term growth and meaningful shareholder value.”

Shareholder Return Programs

The Company continues to expect to return approximately $1.0 billion to shareholders in Fiscal 2023 given its strong balance sheet, free cash flow generation and outlook for growth. This includes the following assumptions:

  Share Repurchases: Tapestry remains on track to buy back approximately $700 million in common stock in the fiscal year. As projected, this includes approximately $100 million spent in the first quarter to repurchase roughly 3 million shares of its common stock at an average cost of $33.83.
  Dividend Payments: The Company continues to anticipate paying an annual dividend of $1.20 per share, representing a 20% increase compared to prior year, totaling approximately $300 million.

Tapestry, Inc. Fiscal First Quarter Financial & Strategic Highlights

During the first quarter, the Company advanced its strategic priorities focused on building lasting customer relationships, fueling fashion innovation and product excellence, delivering compelling omni-channel experiences and powering global growth. Highlights of the quarter were as follows:

  Drove customer engagement with our brands, highlighted by an increase in spend per customer, supported by higher units per transaction and stronger purchase frequency; acquired approximately 1.4 million new customers in North America alone;
  Delivered revenue growth of 2% compared to the prior year; sales rose over 5% year-over-year on a constant currency basis, excluding an FX headwind of approximately 370 basis points;
  Achieved a sales increase of 11% at constant currency in International markets, which included outsized gains in Other Asia, Japan and Europe, more than offsetting an 11% decline in Greater China due to Covid-related disruption; in North America, revenue rose slightly versus prior year on both a reported and constant currency basis;
  Drove omni-channel growth with a low-single-digit increase in direct-to-consumer sales at constant currency, led by a high-single-digit gain in store revenue as consumers continued to return to in-person experiences, which offset a high-single-digit decline in Digital; on a two-year basis, Digital revenue increased over 35% and more than tripled from FY19 pre-pandemic levels;
  Fueled fashion innovation and product excellence to drive AUR gains in each brand’s core category at constant currency, driven by planned ticket increases and enabled by data and analytics that enhanced the Company’s go-to-market strategies, including a deeper understanding of consumer preferences;
  Continued to invest in platform capabilities and brand building, underscored by marketing at 8% of sales, an increase compared to 7% of revenue in the prior year period;
  Delivered earnings per diluted share ahead of expectations, including a favorable timing shift of approximately $0.05 with the second quarter as well as a benefit from a lower tax rate of $0.03, partially offset by incremental FX headwinds of approximately $0.03;
  Returned $175 million to shareholders through a combination of share repurchases and dividends.

Overview of Fiscal First Quarter 2023 Financial Results

  Net sales totaled $1.51 billion for the first quarter compared to $1.48 billion in the prior year, representing a reported year-over-year increase of approximately 2%. Excluding a 370 basis point headwind from currency due to the appreciation of the U.S. Dollar, revenue rose over 5% versus last year.
  Gross profit totaled $1.05 billion, while gross margin was 70.0%. As anticipated, the Company’s gross margin was negatively impacted by incremental freight expense, which totaled $20 million or approximately 130 basis points, as well as an FX headwind of approximately 70 basis points. This compared to prior year gross profit of $1.07 billion, representing a gross margin of 72.2%.
  SG&A expenses totaled $800 million and represented 53.1% of sales. This compared to reported SG&A expenses in the prior year of $774 million, which represented 52.2% of sales. On a non-GAAP basis, SG&A expenses were $762 million, or 51.4% of sales in the prior year period.
  Operating income was $254 million, while operating margin was 16.9%. This compared to reported operating income of $295 million and operating margin of 19.9% in the prior year. On a non-GAAP basis, prior year operating income was $307 million, while operating margin was 20.7%.
  Net interest expense was $7 million in the quarter compared to $16 million in the year-ago period.
  Other expense was $11 million in the quarter, primarily due to an FX loss associated with the strengthening of the U.S. Dollar. This compared to $2 million of other expense in the prior year period.
  Net income was $195 million, with earnings per diluted share of $0.79. This compared to reported net income of $227 million and earnings per diluted share of $0.80 in the prior year period. On a non-GAAP basis, net income was $235 million with earnings per diluted share of $0.82 in the prior year period. The tax rate for the quarter was 17.3%, as compared to the prior year tax rate of 18.0% on a reported basis and 18.6% on a non-GAAP basis.

Balance Sheet and Cash Flow Highlights

  Cash, cash equivalents and short-term investments totaled $557 million and total borrowings outstanding were $1.68 billion.
  Inventory at quarter-end was $1.14 billion versus ending inventory of $818 million a year ago, which included an increase of nearly 50% in in-transits year-over-year.
  Free cash flow for the quarter was an outflow of $198 million compared to an outflow of $12 million in the prior year. CapEx and implementation costs related to Cloud Computing for the quarter were $45 million versus $33 million a year ago.

Fiscal Year 2023 Outlook

The Company is updating its Fiscal 2023 earnings outlook due entirely to an estimated headwind of $0.20 based on incremental currency pressure resulting from the further strengthening of the U.S. Dollar. Excluding this FX impact, the Company’s earnings outlook is unchanged from prior guidance, as a more modest revenue outlook in North America and Greater China is expected to be fully offset by outperformance in Rest of Asia and Europe, additional expense reductions, and tax rate favorability, demonstrating the agility of Tapestry’s globally diversified model.

Tapestry expects the following for Fiscal 2023, which replaces all previous guidance:

  Revenue of $6.5 billion to $6.6 billion. This represents a slight decline versus prior year on a reported basis due entirely to approximately 450 basis points of FX pressure. On a constant currency basis, revenue growth is expected to be roughly 2% to 4%.
  Net interest expense of approximately $30 to $35 million;
  Tax rate of approximately 20%;
  Weighted average diluted share count of approximately 242 million shares, incorporating approximately $700 million of expected share repurchases;
  Earnings per diluted share of $3.60 to $3.70, representing mid-single digit growth compared to the prior year and includes a currency headwind of approximately $0.50.

In addition, the Company reiterates its 2025 strategic growth plan and financial targets as provided at its September 2022 Investor Day.

The Company's outlook assumes the following:

  No further appreciation of the U.S. Dollar; information provided based on spot rates at the time of forecast;
  Continued gradual recovery in Greater China from Covid-related disruption; no further significant lockdowns or incremental supply chain pressures from the Covid-19 pandemic;
  No material worsening of inflationary pressures or consumer confidence; and
  No benefit from the potential reinstatement of the Generalized System of Preferences (GSP).

Given the dynamic nature of these and other external factors, financial results could differ materially from the outlook provided.

Conference Call Details

The Company will host a conference call to review these results at 8:00 a.m. (ET) today, November 10, 2022. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors or calling 1-866-847-4217 or 1-203-518-9845 and providing the Conference ID 8724729. A telephone replay will be available starting at 12:00 p.m. (ET) today for a period of five business days. To access the telephone replay, call 1-800-283-4641 or 1-402-220-0851. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events

The Company expects to report Fiscal 2023 second quarter results on Thursday, February 9, 2023.

To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

About Tapestry, Inc.

Our global house of brands unites the magic of Coach, kate spade new york and Stuart Weitzman. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse. Individually, our brands are iconic. Together, we can stretch what’s possible. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2023 Outlook,” statements regarding the Company’s capital deployment plans, including anticipated annual dividend rates, and statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," “potential,” "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “commit,” "anticipate," “goal,” “leveraging,” “sharpening,” transforming,” “creating,” accelerating,” “enhancing,” “innovation,” “drive,” “targeting,” “assume,” “plan,” “progress,” “confident,” “future,” “uncertain,” “on track,” “achieve,” “strategic,” “growth,” “we see significant growth opportunities,” “view,” “stretching what’s possible,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of the ongoing Covid-19 pandemic, including impacts on our supply chain due to temporary closures of our manufacturing partners, price increases, temporary store closures, as well as production, shipping and fulfillment constraints, economic conditions, the ability successfully execute our multi-year growth agenda, our ability to control costs, the ability to anticipate consumer preferences and retain the value of our brands, including our ability to execute on our e-commerce and digital strategies, the effects of existing and new competition in the marketplace, risks associated with operating in international markets and our global sourcing activities, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, the impact of pending and potential future legal proceedings, the impact of tax and other legislation and the risks associated with climate change and other corporate responsibility issues, etc. In addition, purchases of shares of the Company’s common stock will be made subject to market conditions and at prevailing market prices. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Schedule 1: Consolidated Statement of Operations

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter Ended October 1, 2022 and October 2, 2021
(in millions, except per share data)

	(unaudited)
	QUARTER ENDED
	October 1, 2022	October 2, 2021

Net sales	$1,506.5	$1,480.9
Cost of sales	451.9	412.2
Gross profit	1,054.6	1,068.7
Selling, general and administrative expenses	800.3	773.7
Operating income	254.3	295.0
Interest expense, net	7.4	16.1
Other expense (income)	10.7	2.2
Income before provision for income taxes	236.2	276.7
Provision for income taxes	40.9	49.8
Net income	$195.3	$226.9
Net income per share:
Basic	$0.81	$0.82
Diluted	$0.79	$0.80
Shares used in computing net income per share:
Basic	241.5	278.2
Diluted	246.8	285.2

Schedule 2: Detail to Net Sales

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter Ended October 1, 2022 and October 2, 2021
(in millions)
(unaudited)

	QUARTER ENDED
	October 1, 2022	October 2, 2021	% Change vs. FY22	Constant Currency % Change vs. FY22

Coach	$1,119.3	$1,114.9	0%	4%
Kate Spade	321.9	299.5	7%	10%
Stuart Weitzman	65.3	66.5	(2)%	- %
Total Tapestry	$1,506.5	$1,480.9	2%	5%

Schedule 3: Items Affecting Comparability – 1Q22

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended October 2, 2021
		Item Affecting Comparability
	GAAP Basis (As Reported)	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	831.0	-	831.0
Kate Spade	199.2	-	199.2
Stuart Weitzman	38.5	-	38.5
Gross profit(1)	$1,068.7	$-	$1,068.7

SG&A expenses
Coach	465.3	1.4	463.9
Kate Spade	162.0	1.4	160.6
Stuart Weitzman	40.0	0.4	39.6
Corporate	106.4	8.9	97.5
SG&A expenses	$773.7	$12.1	$761.6

Operating income (loss)
Coach	365.7	(1.4)	367.1
Kate Spade	37.2	(1.4)	38.6
Stuart Weitzman	(1.5)	(0.4)	(1.1)
Corporate	(106.4)	(8.9)	(97.5)
Operating income (loss)	$295.0	$(12.1)	$307.1

Provision for income taxes	49.8	(3.9)	53.7
Net income (loss)	$226.9	$(8.2)	$235.1
Net income (loss) per diluted common share	$0.80	$(0.02)	$0.82

(1) Adjustments within Gross profit are recorded within Cost of sales.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as SG&A expense ratio, and operating margin, have been presented both including and excluding Acceleration Program costs for the first quarter of fiscal 2022. There were no items affecting comparability in the first quarter of fiscal 2023.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

Net sales changes for the Company and each segment are based on absolute sales dollar changes and are not presented in accordance with the Company’s comparable sales definition utilized historically due to the uncertain business environment resulting from the impact of the Covid-19 pandemic.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

Schedule 4: Condensed Consolidated Balance Sheets

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At October 1, 2022 and July 2, 2022
(in millions)

	(unaudited)	(audited)
	October 1, 2022	July 2, 2022
ASSETS
Cash, cash equivalents and short-term investments	$557.1	$953.2
Receivables	269.6	252.3
Inventories	1,139.8	994.2
Other current assets	420.9	374.1
Total current assets	2,387.4	2,573.8
Property and equipment, net	526.3	544.4
Lease right-of-use assets	1,281.6	1,281.6
Other noncurrent assets	2,884.7	2,865.5
Total assets	$7,080.0	$7,265.3
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$510.9	$520.7
Accrued liabilities	489.8	628.2
Short-term lease liabilities	282.7	288.7
Current debt	25.0	31.2
Total current liabilities	1,308.4	1,468.8
Long-term debt	1,653.4	1,659.2
Long-term lease liabilities	1,273.3	1,282.3
Other liabilities	589.5	569.5
Stockholders' equity	2,255.4	2,285.5
Total liabilities and stockholders' equity	$7,080.0	$7,265.3

Schedule 5: Condensed Consolidated Statement of Cash Flows

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the three months ended October 1, 2022 and October 2, 2021
(in millions)

	(unaudited)	(unaudited)
	October 1, 2022	October 2, 2021
Cash Flows from Operating Activities
Net income	$195.3	$226.9
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	43.8	50.8
Other non-cash items	(10.0)	3.7
Changes in operating assets and liabilities	(399.5)	(259.6)
Net cash provided by (used in) operating activities	(170.4)	21.8

Cash Flows from Investing Activities
Purchases of property and equipment	(27.3)	(33.4)
Other items	174.1	(395.0)
Net cash provided by (used in) investing activities	146.8	(428.4)

Cash Flows from Financing Activities
Dividend payments	(72.7)	(69.6)
Repurchase of common stock	(94.9)	(250.0)
Other items	(58.6)	(26.6)
Net cash provided by (used in) financing activities	(226.2)	(346.2)
Effect of exchange rate on cash and cash equivalents	(13.5)	(2.3)

Net (decrease) increase in cash and cash equivalents	(263.3)	(755.1)
Cash and cash equivalents at beginning of period	$789.8	$2,007.7
Cash and cash equivalents at end of period	526.5	1,252.6

Schedule 6: Store Count by Brand – 1Q23

TAPESTRY, INC.
STORE COUNT
At July 2, 2022 and October 1, 2022
(unaudited)

	As of			As of
Directly-Operated Store Count:	July 2, 2022	Openings	(Closures)	October 1, 2022

Coach
North America	343	1	(3)	341
International	602	10	(4)	608

Kate Spade
North America	207	-	-	207
International	191	3	(2)	192

Stuart Weitzman
North America	39	-	(1)	38
International	61	-	(1)	60

Contacts

Tapestry, Inc.

Media:

Andrea Shaw Resnick
Chief Communications Officer
212/629-2618
aresnick@tapestry.com

Analysts and Investors:

Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com

Kelsey Mueller
212/946-8183
Director of Investor Relations
kmueller@tapestry.com